Exhibit 10.1

FIRST AMENDMENT TO LEASE
(Carmel Point)

THIS FIRST AMENDMENT TO LEASE ("First Amendment") is made and entered into as of August 23, 2016, by and between BRE CA OFFICE OWNER LLC, a Delaware limited liability company ("Landlord") and VITAL THERAPIES, INC., a Delaware corporation ("Tenant").

R E C I T A L S :

A.Arden Realty Limited Partnership, a Maryland limited partnership ("Original Landlord") and Tenant entered into that certain Standard Office Lease dated as of May 7, 2013 (the "Lease") whereby Original Landlord leased to Tenant and Tenant leased from Original Landlord certain office space located in that certain building located and addressed at 15010 Avenue of Science, San Diego, California (the "Building"). Landlord is the successor-in-interest under the Lease to Original Landlord.

B.By this First Amendment, Landlord and Tenant desire to extend the Term of the Lease and to otherwise modify the Lease as provided herein.

C.Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T :

1.The Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord that certain office space in the Building containing a total of approximately 19,118 rentable square feet located on the first (1st) and second (2nd) floors of the Building and known as Suites 150 and 200 (collectively, the "Premises"), as outlined on Exhibit "A" to the Lease.

2.Extended Term. The Expiration Date is hereby extended such that the Lease shall expire on January 31, 2019 ("New Expiration Date"). The period from September 1, 2017 through the New Expiration Date specified above, shall be referred to herein as the "Extended Term." Tenant shall not have any right to extend the Lease beyond the Extended Term; consequently, Article 33 of the Lease shall be null and void.

3.Monthly Basic Rental. Notwithstanding anything to the contrary in the Lease, during the Extended Term, Tenant shall pay, in accordance with the provisions of this Section 3 and subject to abatement pursuant to Section 4 below, Monthly Basic Rental for the Premises as follows:

Period	Monthly Basic Rental	Annual Basic Rental Per Rentable Square Foot
September 1, 2017 – August 31, 2018	$47,795.00	$30.00
September 1, 2018 – January 31, 2019	$49,467.83	$31.05

4.Rental Abatement. Notwithstanding anything to the contrary contained in the Lease or in this First Amendment, and provided that Tenant faithfully performs all of the terms and conditions of the Lease, as amended by this First Amendment, Landlord hereby agrees to abate Tenant's obligation to pay Monthly Basic Rental for the full calendar months of October 2017 and November 2018 only. During such abatement periods, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, as amended by this First Amendment. In the event of a default by Tenant under the terms of the Lease, as amended by this First Amendment, that results in early termination pursuant to the provisions of Article 20 of the Lease, then as a part of the recovery set forth in Article 20 of the Lease, Landlord shall be entitled to recover the Monthly Basic Rental that was abated under the provisions of this Section 4. The amount of Basic Rental to be abated pursuant to this Section 4 above may be referred herein as "Abated Rent Amount." Notwithstanding the foregoing or anything to contrary contained herein, upon written notice to Tenant, Landlord shall have the option to purchase all or any portion of Tenant's Abated Rent Amount by paying such amount to Tenant, in which case the amount so paid to Tenant shall nullify an equivalent amount of abatement of Tenant's Basic Rental as to the period so designated by Landlord in Landlord's written notice to Tenant.

5.Base Year. Notwithstanding anything to the contrary in the Lease, from and after September 1, 2017, the Base Year shall be the calendar year 2017.

6.Condition of the Premises. Tenant hereby agrees to accept the Premises for the Extended Term in its then-current "as-is" condition and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises.

7.Security Deposit. Landlord currently holds $38,427.18 as a Security Deposit under the Lease. Concurrently with Tenant's execution and delivery of this First Amendment, Tenant shall deposit with Landlord an additional $11,040.65, for a total Security Deposit of
$49,467.83. Landlord shall continue to hold the Security Deposit, as so increased, in accordance with the terms and conditions of Section 4(a) of the Lease; provided, however, that the last sentence of Section 4(a) of the Lease shall no longer apply.

8.Letter of Credit. Tenant has previously deposited with Landlord a Letter of Credit in the Stated Amount of $150,000.00. Promptly after full execution and delivery of this First Amendment, Landlord shall return the Letter of Credit to Tenant and Landlord shall reasonably cooperate with Tenant so that Tenant may terminate and cancel such Letter of Credit.

9.Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this First Amendment other than Hughes Marino, representing the Tenant and Jones Lang LaSalle, representing the Landlord (collectively, the "Brokers"), who shall be compensated by Landlord pursuant to a separate agreement. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any person or entity other than the Brokers who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this First Amendment.

10.Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this First Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

11.California Certified Access Specialist Inspection. Landlord hereby informs Tenant that the Building has not undergone inspection by a Certified Access Specialist (as defined in the California Code of Regulations).

12.No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply during the Extended Term and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the "Lease" shall refer to the Lease as amended by this First Amendment.

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

"LANDLORD"    BRE CA OFFICE OWNER LLC,
a Delaware limited liability company

By: /s/ Frank Campbell         Print Name: Frank Campbell         Its: Managing Director

"TENANT"    VITAL THERAPIES, INC.,
a Delaware corporation

By: /s/ Michael V. Swanson     Print Name: Michael V. Swanson      Title: Chief Financial Officer

By:      Print Name:
Title:___________________________________